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                                                                   EXHIBIT 10.27

[AQUA-CNEM, INC. LOGO]

  P.O. Box 421, Milwaukee, Wisconsin 53201 - 414-359-0600 - FAX: 414-577-2957

     JEFFREY A. MILLER
Chairman & Chief Executive Officer

July 21, 1999

Mr. Daniel J. Johnson
13120 Wrayburn Road
Elm Grove, WI 53122

Dear Dan:

In response to my letter dated July 15, 1999, we have agreed to the following:

- Your 45-day notice period commenced July 12, 1999 and will expire on August 25, 1999. If, at the end of your 45-day notice period, your successor has not been hired, and you have not accepted a new position, and if deemed appropriate by both yourself and myself, you will continue in your current position on a month-to-month basis until your position is filled or you accept a new position.

- Effective with your date of termination (last day worked), Aqua-Chem, Inc. will provide you with an unconditional six months of base salary (paid bi-weekly). In the event that you remain unemployed at the conclusion of the first six months, an additional six months of severance would be available as long as you remain unemployed (paid on a month-to-month basis and at the sole discretion of myself).

- Effective with your date of termination (last day worked), outplacement assistance will be provided by Thompson Consulting for six months (not to exceed $10,000), with the option of extending on a month-to-month basis for a maximum of 12-months based upon your reemployment situation (not to exceed a total of $15,000).

- Effective with the date of your termination (last day worked), you will have the option to exercise your COBRA rights for medical and dental insurance. If you exercise your COBRA rights, you will receive your current Aqua-Chem coverage for six months following your date of termination, with the option of continuing your coverage on a month-to-month basis for a maximum of 12 months based upon your reemployment situation. At the conclusion of the 12 months (if you are not reemployed) you will have 6 months COBRA coverage remaining for which you would be required to cover the full cost.

- You will continue to receive your car allowance ($800/month) during your 45-day notice period, or until your termination date.

- During your 45-day notice period and any additional transition period, you will follow the Operating Procedures that were included with my July 15, 1999 letter (copy attached).

- In order to receive the above provisions, your General Release (attached) must be executed per your Employment Agreement (Paragraph 6F) prior to the receipt of any of the severance benefits identified above.

/s/ Jeffrey A. Miller
Jeffrey A. Miller

              World Leaders in Packaged Boiler and Burner Systems - Specialists in Process Evaporation and Seawater Desalting Systems


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                                    Exhibit A

                                 GENERAL RELEASE


                        , (the "Employee"), for good and valuable consideration, the receipt of which is hereby acknowledged, does hereby release and forever discharge Aqua-Chem, Inc. ("Aqua-Chem") and all of its past, present and future officers, directors, agents, employees, attorneys, shareholders, employee benefit plans, divisions, parent corporations, subsidiary corporations, affiliated corporations, successors and assigns (collectively the "Released Parties") from any and all actions, causes of action, claims, suits, debts, covenants, contracts, demands or liabilities of any kind or character whatsoever, whether known or unknown, which the Employee has had or now has against the Released Parties (or any of them) related to anything occurring prior to or on the present date.

Without limiting the generality of the foregoing, this release applied to any claims, causes of actions, demands or liabilities the Employee may have had or now has:

     1. Under or pursuant to the Age Discrimination in Employment Act, as amended.

     2. Under or pursuant to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Wisconsin Fair Employment Act; the Employee Retirement Income Security Act, as amended, or any federal, state or local statute or regulation relating to employment.

     3. For libel, slander, defamation, damage to reputation, intentional or negligent infliction of emotional distress, tortious interference with the employment or business relationship or other tortious conduct or for wrongful discharge or breach of contract whether express or implied.

     4. Regarding any right which the Employee might have to current or future employment with Aqua-Chem, its divisions or affiliated companies, and the Employee affirms that he will not seek employment in the future with Aqua-Chem, its divisions or affiliated companies.

     The Employee acknowledges that he has been advised in writing (1) to consult with an attorney prior to executing this General Release, and (2) that he had at least twenty-one (21) days to consider this General Release prior to executing it.

     For a period of seven (7) days following the execution of this General Release, the Employee shall have the right to revoke this General Release, and this General Release shall not become effective or enforceable until seven (7) days following such execution.

     IN WITNESS WHEREOF, the undersigned has executed this General Release this
              day of             , 1999.


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                                 Aqua-Chem, Inc.
                                   Dan Johnson

                              OPERATING PROCEDURES



- During the transition period, and so as to insure continuity after you leave the Company, I have asked Bob Endacott to provide me with some additional oversight of the activities in the Water Technologies Division. Please include Bob, as appropriate, in all meetings, discussions, and communications so that Bob can come up to speed on all of the Water Technologies Division activities/issues.


- I would appreciate your providing me with a daily voice mail message detailing the following:

     - Status of orders/ commercial situations/programs, etc.
     - Significant events taking place in the business.
     - Plant performance
     - Safety concerns/accomplishments


-    Please continue to submit your monthly letter on a timely basis.


- In additional to your directives to the WTD management contained in your June 13th letter (attached), please incorporate these guidelines at WTD during this transition period:

     - Sign-off on all invoices (except for production material) over $1,000, including all expense reports.
     - Pre-approve all travel (division-wide), and obtain my pre-approval for all international travel.
     -    All contracts need to be approved by me.
     -    Pre-approve all non-production expenses over $1,000.
     -    Cease all capex; obtain my approval for all capex expenditures.
     - All personnel and compensation changes to be approved by me in advance.


These guidelines are in addition to all corporate policies and procedures.



                                                  Jeffrey A. Miller